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FIRST CENTRAL FINANCIAL CORPORATION AND SUBSIDIARIES                  Exhibit 11

COMPUTATION OF PER COMMON SHARE EARNINGS





                                                                NINE MONTHS ENDED SEPTEMBER 30,
                                                             1996             1995             1994
                                                             ----             ----             ----
PRIMARY
 Net income applicable to common shares                  $   1,313,012    $   4,803,495    $   4,354,612
                                                        ===============  ===============  ===============
 Weighted average number of primary common shares:
  Outstanding                                                5,987,685        5,990,098        5,801,698
  Issuable upon assumed exercise of dilutive warrants            7,806           54,908           42,488
                                                        ---------------  ---------------  ---------------
     TOTAL                                                   5,995,491        6,045,006        5,844,186
                                                        ===============  ===============  ===============
Primary earnings per common share                           $0.219           $0.795           $0.745
                                                            ======           ======           ======
FULLY DILUTED
 Net income applicable to common shares                  $   1,313,012    $   4,803,495    $   4,354,612
 Add interest and amortization of debentures
  (net of tax)                                                 262,379          291,035          320,092
                                                        ---------------  ---------------  ---------------
     TOTAL                                               $   1,575,391    $   5,094,530    $   4,674,704
                                                        ===============  ===============  ===============
 Weighted average number of primary common shares:
  Outstanding                                                5,987,685        5,990,098        5,801,698
  Increase to assumed exercise of stock options and
   conversion of convertible debt to reflect maximum
   dilution effect                                             653,333          904,721          954,178
                                                        ---------------  ---------------  ---------------
     TOTAL                                                   6,641,018        6,894,821        6,755,876
                                                        ===============  ===============  ===============
 Fully diluted earnings per common share                    $0.219           $0.739           $0.692
                                                            ======           ======           ======
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